UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 1999


                      Transnational Financial Network, Inc.
        (Exact name of small business issuer as specified in its charter)


California                          1-14219                   94-2964195
(State or other jurisdiction    (Commission File          (I.R.S. Employer
of incorporation)                    Number)              Identification No.)

401 Taraval Street, San Francisco, CA                         94116
(Address of principal executive offices)                    (Zip Code)



(Registrant's telephone number, including area code: (415) 242-7800


              (Former name, former address and former fiscal year,
                         if changed since last report)




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Item 5. Other Events

On June 28, 1999, the registrant issued a press release relating to a letter of intent to acquire another mortgage company.

That press release reads as follows:

         San Francisco, CA, June 28, 1999- Transnational Financial Network, Inc. (AMEX:TFN), announces it has agreed in principle to acquire all of the stock of a nationally recognized mortgage banking company. The agreement is conditioned upon the parties entering into a definitive agreement. Terms of the agreement are cash and stock.

         The mortgage company is a privately held company which last year reported production in excess of $1 Billion of conforming loans.

         Mr. Joseph Kristul, CEO of Transnational said, "We believe the pending acquisition will be the kind of synergy that will elevate Transnational to the next level, especially as we continue to open new wholesale offices and implement our plan to use E-Commerce to achieve operating efficiencies and increase production. Teaming up with this highly successful firm will accelerate the achievement of our strategic growth objectives to build loan production, revenues and shareholder value."

         Transnational Financial Network is a wholesale and retail mortgage banker that originates, funds and sells mortgage loans secured by one-to-four family residential properties.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf, thereby duly authorized.



Date: July 6, 1999
                                           Transnational Financial Network, Inc.


                                           /s/ Joseph Kristul
                                           -------------------------------------
                                           Joseph Kristul, President



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